Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

21 December 2022	Matter No. 835534 / 10798666 852 2842 9530 Richard.Hall@conyers.com conyers.com

ARB IOT Group Limited

No. 17-03, Q Sentral

2A, Jalan Stesen Sentral 2

Kuala Lumpur Sentral

50470 Kuala Lumpur

Malaysia

Dear Sir/Madam,

Re: ARB IOT Group Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on form F-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the proposed public offering by the Company under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of (i) ordinary shares par value US$0.001 each (the “Ordinary Shares”, which term includes any ordinary shares to be issued pursuant to the conversion, exchange or exercise of any Warrants, as defined below), and (ii) warrants to purchase Ordinary Shares (the “Warrants”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of:

1.1.	the Registration Statement; and

1.2.	the prospectus (the “Prospectus”) forming a part of the Registration Statement.

The documents listed in items 1.1 and 1.2 above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed copies of:

1.1.	the amended and restated memorandum and articles of association of the Company certified by the Secretary of the Company on 21 December 2022;

1.2.	unanimous written resolutions of the directors of the Company dated 30 September 2022 and unanimous written resolutions of the members of the Company dated 21 December 2022 (collectively, the “Resolutions”);

1.3.	the latest drafts of the amended and restated memorandum and articles of association of the Company proposed to become effective immediately prior to the closing of the Company’s initial public offering of Ordinary Shares (the “Listing M&As”);

1.4.	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 21 December 2022 (the “Certificate Date”); and

1.5.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

Partners: Piers J. Alexander, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Paul M. L. Lim, Michael J. Makridakis, Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo, Mark P. Yeadon

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended;

2.5.	that the Listing M&As will become effective immediately prior to the closing of the Company’s initial public offering of Ordinary Shares and Warrants and that the Listing M&As will not be amended in any manner that would affect the opinions expressed herein;

2.6.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.7.	that upon issue of any Ordinary Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.8.	the validity and binding effect under the laws of the United States of America of the Documents, that the Documents will be duly filed with the Commission and that the Registration Statement will be declared effective by the Commission prior to the issue of any Securities by the Company;

2.9.	that the applicable purchase, underwriting, or similar agreement and any other agreement or other document relating to any Ordinary Shares or Warrants to be offered and sold (the “Additional Documents”) will be (i) valid and binding in accordance with its respective terms pursuant to its governing law; and (ii) duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

2.10.	that the issuance and sale of and payment for the Ordinary Shares and Warrants will be in accordance with the Additional Documents duly approved by the board of directors of the Company and/or where so required, the shareholders of the Company and the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto);

2.11.	none of the Ordinary Shares or Warrants has been or will be offered or issued to residents of the Cayman Islands; and

2.12.	that on the dates of (i) issuing or entering into the Documents or any Additional Documents and (ii) the issue of any Ordinary Shares or Warrants, the Company is, and after issuing or entering into the Documents or Additional Documents or issuing the Ordinary Shares or Warrants will be, able to pay its liabilities as they become due.

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3.	QUALIFICATIONS

1.3.	The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Documents. In particular, the obligations of the Company under the Documents:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)	may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Documents if there are other proceedings in respect of those Documents simultaneously underway against the Company in another jurisdiction.

1.4.	We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

1.5.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.	When issued and paid for as contemplated by the Registration Statement, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.3.	Upon the due issuance of any Warrants by the Company and payment of the consideration therefor, such Warrants will be validly issued and constitute legal, valid and binding obligations of the Company in accordance with the terms thereof.

4.4.	The statements under the caption “Taxation — Cayman Islands Taxation” in the Prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Taxation – Cayman Islands Taxation”, “Enforcement of Civil Liabilities” and “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

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